Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and effective as of the date indicated below by and between Installed Building Products, LLC, a Delaware limited liability company with its principal place of business at 495 South high Street, Columbus, Ohio 43215, and its successors and assigns (“Company”) and Jay Elliott (the “Employee”).

WITNESSETH:

WHEREAS, the Company desires to retain the services of Employee as its Regional Operations & Business Integration Manager, and Employee desires to be so retained; and

WHEREAS, Employee and the Company desire to enter into an agreement expressly indicating the terms and conditions of their relationship.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and the Employee agree as follows:

1. DUTIES. During the Term of this Agreement, as those terms are defined herein, Employee shall, under the general supervision of, and reporting to, the Company’s President, serve as Business Integration Manager, based in Columbus, Ohio and devote his skill and experience to serving the interests of the Company. During the course of his employment, Employee shall at all times, faithfully, industriously and to the best of his abilities, perform all duties that reasonably may be required of him by virtue of his position. Employee shall devote his full business time and efforts to the affairs of the Company.

2. COMPENSATION.

(a) Base Salary. The Company agrees to pay the Employee a minimum annual base salary of One Hundred Seventy Five Thousand Dollars ($175,000.00) for all services rendered hereunder, payable in accordance with the Company’s normal payroll practices, minus appropriate withholdings and deductions. The Company will review Employee’s compensation hereunder on an annual basis, and may adjust the above-indicated level, in its sole discretion, based on Employee’s performance of his duties hereunder and/or the performance of the Company, provided, however, that the Company shall not reduce the Employee’s salary to be paid in any succeeding year to an amount less than the Employee’s base salary as established herein or as increased over time without Employee’s written agreement. Both parties agree that the above reference to an “annual base salary” or to other benefits of employment, including but not limited to bonuses, does not in any way guarantee and/or add to the express length of employment of Employee, other than as set forth herein.

3. BONUS PLANS. The Company may pay Employee additional compensation in the form of a discretionary bonus and/or pursuant to Company established bonus plan(s) that the Company may have in effect from time to time for similarly-situated employees. The Company reserves the right to modify or cancel any bonus plan(s) that it may have in effect at any given time. The Company will be obligated to pay all amounts earned and due to Employee prior to the modification or cancellation of any established bonus plans. See Offer Letter dated February 21, 2002 for the specific description.

4. ADDITIONAL BENEFITS.

(a) General Employee Benefits. The Company shall provide Employee with the miscellaneous benefits and perquisites which it provides to its salaried employees generally, as the Company may have in effect from time to time.

(b) Medical and Health Care Benefits. The Company shall provide Employee with the comprehensive medical and health care insurance coverage which it provides to its salaried employees generally.

(c) Other Plans. Employee shall also be entitled to participate in and to be covered by any 401K, bonus, life insurance, accident insurance, health insurance, hospitalization and any other plan effective with respect to salaried employees of the Company, which the Company may have in effect from time to time, if he shall be eligible under the terms of such plans.

(d) Expenses. All ordinary and necessary expenses reasonably incurred by Employee in connection with the performance of his duties hereunder, including expenses for travel, entertainment and other business activities, shall be paid by the Company or reimbursed to Employee as the case may be.

(e) Stock Appreciation Rights You will be granted Stock Appreciation Rights (SAR’s) if certain sales/profit metrics of non-insulation sales for the first twelve (12) months ended from your start date are met. See Offer Letter dated February 21, 2002 for the specific description.

5. TERM AND TERMINATION OF AGREEMENT. This Agreement shall commence on the date signed by both parties as indicated below and shall continue for a period of one (1) year (the “Initial Term”), unless sooner terminated as provided in Sections 5.1, 5.2, 5.3, or 5.5 of this Agreement. This Agreement will renew automatically for successive one (1) year periods (the “Renewal Period,” and collectively with the Initial Term, the “Term”) unless previously terminated or either party gives notice of non-renewal at least 60 days prior to the commencement of such Renewal Period.

5.1 Termination for Death. This Agreement shall terminate automatically upon the Employee’s death. With the exception of any benefits under the Company’s employee benefit plans, and any stock options that have vested under the Company’s Stock Option Plan(s), if any, which may inure to the benefit of Employee’s beneficiaries, upon Employee’s death, the Company shall have no further obligations under the terms and conditions of this Agreement. If Employee’s employment is terminated pursuant to this section during the Term of this Agreement, employee shall be entitled to his salary through the date of such termination, payment for any pro-rata bonus earned and due at the time of termination pursuant to any (if any) bonus plan(s) the Company may have in effect at the time of termination, and to any other employee benefits maintained or established by the Company for its similarly situated employees.

5.2 Termination for Disability. The Company and the Employee acknowledge and agree that the essential functions of the Employee’s position are unique and critical to the Company and that a disability condition which causes the Employee to be unable to perform the essential functions of his position with or without reasonable accommodation for a period in excess of one hundred twenty (120) calendar days will constitute an undue hardship on the Company. If the Company determines in good faith upon medical certification, the determination of the insurer and in consultation with Employee and, if necessary or appropriate, with Employee’s physician(s), that the Employee is disabled and unable to perform the essential function of his position with or without reasonable accommodation, it may give Employee written notice of its intention to terminate Employee’s employment. If Employee’s employment is terminated pursuant to this section during the Term of this Agreement, employee shall be entitled to his salary through the date of such termination, payment for any pro-rata bonus earned and due at the time of termination pursuant to any (if any) bonus plan(s) the Company may have in effect at the time of termination, and to any other employee benefits maintained or established by the Company for its similarly situated employees.

5.3 Termination by Company for Cause. During the Term of this Agreement, the Company may terminate Employee’s employment for cause by written notification citing the specific reasons for termination. For purposes of this Agreement, “Cause” means:

(1) Employee’s conviction of a felony involving moral turpitude or a felony in connection with his employment;

(2) Employee’s theft, fraud, embezzlement, material willful destruction of property or material disruption of the operations of the Company;

(3) Employee’s use or possession of illegal drugs and/or unauthorized use or possession of alcohol on Company premises or reporting to work under the influence of same;

(4) Employee’s engaging in conduct, in or out of the workplace, which in the Company’s reasonable determination has an adverse effect on the reputation or business of the Company;

(5) Employee’s breach or default of any of his obligations under this Agreement;

(6) Employee’s failure or refusal to comply with the reasonable policies, standards and regulations of the Company from time to time established; or

(7) Employee’s failure or refusal to faithfully or diligently perform the provisions of this Agreement or the usual or customary duties of his employment.

Under any such termination for Cause, all rights, benefits, obligation and duties of the parties hereunder shall immediately cease, except any compensation due and owing through the date of termination and/or fringe benefits which have vested on Employee’s behalf prior to such termination, if any, and except for the covenants of Employee set forth in Section 6 and 7 of this Agreement.

5.4 Suspension. In the event Employee engages in conduct subjecting Employee to potential civil or criminal liability which could have an adverse effect upon the Company’s reputation or business or is related to Employee’s duties and responsibilities, the Company reserves the right to immediately suspend Employee with pay, pending investigation and/or the outcome of the matter.

5.5 Termination Other than for Cause, Death, or Disability; Termination by Non-Renewal. During the Term of this Agreement, the Company may terminate the Employee for other than Cause, Death, or Disability at any time, upon not less than thirty (30) days notice. Prior to and/or during any Renewal Period, the Company may also terminate this Agreement by giving a notice of non-renewal at least 60 days prior to the commencement of the next Renewal Period. In the event the Company exercises its right to terminate the Employee other than for Cause, Death, or Disability during the Term of this Agreement as described in this Section 5.5, and/or gives a notice of non-renewal prior to and/or during any Renewal Period as described in this Section 5.5, Employee shall at the time of such termination be entitled to receive his Base Salary through the end of the term of the contract.

6. CONFIDENTIAL INFORMATION. Employee shall at all times, during his employment by the Company and thereafter, hold in strictest confidence any and all confidential information within his knowledge concerning the business of the Company including, without limitation, confidential information concerning products, services, suppliers, product designs, inventions, patents, patent applications, trade secrets, “Know How”, techniques, other technical information, financial information, sales and distribution information, marketing methods, price lists, and the identity and lists of actual and potential customers, all of which hereinafter shall be included in the term “Confidential Information.” Employee acknowledges that the Confidential Information constitutes a valuable, special and unique asset of the Company as to which the Company has the right to retain, and hereby does retain, all of its proprietary interests. However, access to and knowledge of the Confidential Information is essential to the performance of Employee’s duties hereunder. In recognition of these facts, Employee agrees that he will not, during or after his employment with the Company, disclose any of the Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (except as necessary in the performance of his duties hereunder) or make use of any of the Confidential Information for his own purposes or those of another.

7. NON-SOLICITATION AND NON-COMPETITION. Employee covenants and agrees that, during his employment by the Company and thereafter for a period of two (2) years, either for his own account or for any individual, firm or corporation, he will not (a) directly or indirectly, in any capacity whatsoever, call upon or solicit orders or work connected with the sale or installation of insulation, insulation materials, acoustic products, or other building materials and products in competition with the business of the Company from any person, firms, or corporations who shall be customers of the Company; or (b) in any way, directly or indirectly, solicit, divert, or take away any customer of the Company or in any manner influence such customer to cease doing business in part or in whole with the Company within a 100 mile radius of our existing branch operations and any future branch operations that we acquire.

Employee also covenants and agrees that, during his employment by the Company and for a period of two (2) years following termination of his employment with the Company, whether by resignation or otherwise, Employee will not directly or indirectly enter into or engage in, or will not operate or perform any advisory or consulting services for or invest in (other than in stock or debt of a publicly held corporation traded on a recognized securities exchange, which does not give Employee control of or substantial influence on such corporation), or otherwise become employed by or associated with, any entity or person engaged in the business of sales, installation, marketing, or distribution of insulation, insulation materials, acoustic products, or other building materials and products in competition with the business of the Company within a 100 mile radius of our existing branch operations and any future branch operations that we acquire.

8. REMEDIES. It is recognized by Employee that a special and confidential relationship exists between the Company and Employee because of his knowledge, expertise and judgment, and the dependence of the Company on his knowledge, expertise and judgment. Employee agrees that the remedy at law for any breach or threatened breach of the covenants set forth in Sections 6 and 7 hereof will be inadequate and that any breach or attempted breach of such covenants would cause such immediate and permanent damage as would be irreparable, and the exact amount of which would be impossible to ascertain. Employee further agrees that in the event of any such breach or threatened breach of such covenants by Employee, in addition to any and all other legal and equitable remedies available, the Company may have any of such actions enjoined by any court authorized by law to take such action. The limitations contained in Sections 6 and 7 are reasonable and properly required for the adequate protection of the Company, and in the event that any one or more of such limitations are found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, the parties acknowledge and agree that such limitations shall remain valid in all other jurisdictions. If any court determines that any provision of Section 6 or 7 hereof is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable. The provisions of this Section 8 shall be enforced independent of the provisions of Section 11 hereof and vice versa.

9. REPRESENTATIONS OF EMPLOYEE. Employee represents and warrants to the Company that he has the capacity to enter into this Agreement that he is not a party to any agreement, arrangement or other understanding with any person or entity which might affect, restrain or conflict with the provisions of this Agreement and/or the services to be provided to the Company by Employee under this Agreement. Employee further certifies that he (i) has carefully read the entire contents of this Agreement before signing his/her name hereto, (ii) was encouraged and afforded sufficient opportunity by the Company to obtain independent legal advice prior to his executing this Agreement, (iii) fully understands all of the terms, conditions, restrictions and provisions set forth in this Agreement, particularly including, but not limited to, those restrictions contained in Section 6 and 7 hereof, (iv) agrees that such restrictions are necessary for the reasonable and proper protection of the Company’s business, and (v) acknowledges that each such term, condition, restriction and provision is fair and reasonable with respect to the subject matter thereof.

10. REFORMATION OF AGREEMENT; SEVERABILITY. In the event that any provision or term of this Agreement is found to be void or unenforceable to any extent for any reason, it is the agreed-upon intent of the parties hereto that all remaining provisions or terms of the Agreement shall remain in full force and effect to the maximum extent permitted and that the Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

11. ASSIGNMENT. This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns. Employee shall not assign this Agreement without the prior written consent of the Company.

12. NOTICE. Any notice required to be given under the terms of this Agreement shall be in writing, and mailed to the recipient’s last known address or delivered in person. If sent by registered or certified mail, such notice shall be effective when mailed; otherwise, it shall be effective upon delivery.

13. ENTIRE AGREEMENT: AMENDMENTS: WAIVERS. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and replaces or supersedes any previous agreement on such subject matter. It may not be changed orally, but only by agreement, in writing, signed by each of the parties hereto. The terms or covenants of this Agreement may be waived only by a written instrument specifically referring to this Agreement, executed by the party waiving compliance. The failure of the Company at any time, or from time to time, to require performance of any of Employee’s obligations under this Agreement shall in no manner affect the Company’s right to enforce any provisions of this Agreement at a subsequent time; and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

14. HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

15. COUNTERPARTS. This Agreement may be executed in multiple counterparts each of which shall be deemed an original but all of which together shall constitute one and the same document.

16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without giving effect to the conflict of law provisions thereof.

EXECUTED THIS 7th DAY OF March, 2002

Employee

Installed Building Products, LLC

By:

Title:	VPHR